This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).  The Offer is made solely by the Offer to
   Purchase, dated September 25, 1998,  and the related Letter of Transmittal and is being made to all holders of Shares.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of
       Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial
             action pursuant thereto. In any jurisdiction where
              securities, blue sky or other laws require the
                Offer to be made by a licensed broker or
                  dealer, the Offer shall be deemed to
                    be made on behalf of Regulus, LLC
                      by Bear, Stearns & Co. Inc. or
                         one or more registered
                           brokers or dealers
                           licensed under the
                              laws of such
                              jurisdiction.

                      Notice of Offer to Purchase for Cash
              Up to 49% of the Outstanding Shares of Common Stock
                                       of

                               COMSAT Corporation

                                       at

                              $45.50 Net Per Share

                                       by

                                  Regulus, LLC

                          a wholly-owned subsidiary of

                          Lockheed Martin Corporation

     Regulus, LLC, a single member Delaware limited liability company (the "Purchaser") and a wholly-owned subsidiary of Lockheed Martin Corporation, a Maryland corporation ("Parent"), is offering to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock, without par value (the "Shares"), of COMSAT Corporation, a District of Columbia corporation (the "Company"), at $45.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 25, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER (THE "EXPIRATION DATE") SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST ONE-THIRD (1/3) OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION"),

(II) THE TERMINATION OR EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE ANTITRUST LAWS (AS DEFINED IN THE OFFER TO PURCHASE) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE RECEIPT OF ALL CONSENTS OR APPROVALS REQUIRED UNDER THE ANTITRUST LAWS (THE "ANTITRUST CONDITION"), (III) THE FULFILLMENT OF THE SHAREHOLDER APPROVAL CONDITION (AS DEFINED IN THE OFFER TO PURCHASE) AND (IV) THE SATISFACTION OF THE AUTHORIZED CARRIER CONDITIONS (AS DEFINED IN THE OFFER TO PURCHASE). THE PURCHASER RESERVES THE RIGHT, SUBJECT ONLY TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, TO WAIVE EACH OF THE CONDITIONS (OTHER THAN THE MINIMUM CONDITION) TO THE OBLIGATIONS OF THE PURCHASER TO CONSUMMATE THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO THE EXTENT PERMITTED BY LAW.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 18, 1998 (the "Merger Agreement"), by and among Parent, Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if the certain conditions relating to the tax treatment of the Merger and the receipt of certain governmental approvals have been satisfied, the Company will be merged with and into Acquisition Sub (the "Forward Merger"), with Acquisition Sub surviving the Forward Merger as a wholly-owned subsidiary of Parent or (ii) if such conditions and approvals have not been satisfied, Acquisition Sub will be merged with and into the Company (the "Reverse Merger" and, alternatively with the Forward Merger, the "Merger"), with the Company surviving the Reverse Merger as a wholly-owned subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held in the treasury of the Company, held by the Purchaser, held by Parent, if any, and dissenting shares, if any) will be converted into the right to receive 0.5 shares of common stock, par value $1.00 per share, of Parent, subject to adjustment as provided in the Merger Agreement.

     In connection with the execution of the Merger Agreement, the Company and Parent have entered into a Shareholders Agreement, dated as of September 18, 1998, pursuant to which, among other things, promptly after the consummation of the Offer, the Company shall take all such actions necessary to cause the election as directors of the Company three individuals selected by Parent (the "Parent Designees") and the appointment of a Parent Designee as a member of each of the existing committees of the Company's Board of Directors. The Shareholders Agreement also provides that, other than pursuant to the transactions contemplated by the Merger Agreement, Parent together with its affiliates will not acquire Shares if this would result in Parent beneficially owning in excess of 49% of the Company's Shares and in addition imposes certain limitations upon Parent's ability to sell any Shares acquired. Finally, the Shareholders Agreement imposes certain restrictions on actions that Parent may take that might affect the management or direction of the Company. Parent and the Company also have entered into a Registration Rights Agreement, dated as of September 18, 1998, pursuant to which the Company grants to Parent certain rights with respect to registration of Shares under the Securities Act of 1933, as amended.

     Also in connection with the execution of the Merger Agreement and n order to facilitate the consummation of the Offer and the Merger, the Company, COMSAT Government Systems, Inc. ("CGSI"), a Delaware corporation and a wholly-owned subsidiary of the Company, Parent and the Purchaser have entered into a Carrier Acquisition Agreement, dated as of September 18, 1998 (the "Carrier Acquisition Agreement"), pursuant to which Parent will acquire CGSI by a merger of CGSI with and into the Purchaser (the transactions contemplated by the Carrier Acquisition Agreement herein referred to as the "Carrier

Acquisition"). Parent, the Purchaser and the Company will apply to the FCC for those approvals necessary to consummate the Carrier Acquisition, to have the Purchaser approved to be an Authorized Carrier (as defined in the Offer to Purchase) and to have the Purchaser be, as an Authorized Carrier, authorized by the FCC to acquire the maximum number of Shares to be purchased pursuant to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY HAS BY A UNANIMOUS VOTE (EXCLUDING THREE DIRECTORS WHO EITHER WERE ABSENT OR ABSTAINED) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE CONSISTENT WITH, AND IN FURTHERANCE OF, THE LONG-TERM BUSINESS STRATEGY OF THE COMPANY AND ARE FAIR TO THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE COMPANY SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     IN VIEW OF THE AUTHORIZED CARRIER CONDITIONS, IT IS EXPECTED THAT A SIGNIFICANT PERIOD OF TIME WILL ELAPSE BETWEEN THE COMMENCEMENT AND THE CONSUMMATION OF THE OFFER, WHILE THE PARTIES SEEK TO OBTAIN THE REGULATORY APPROVALS REQUIRED IN ORDER TO SATISFY THE CONDITIONS TO THE OFFER. THE PURCHASER MAY BE REQUIRED TO EXTEND THE EXPIRATION DATE ONE OR MORE TIMES WHILE THE PURCHASER SEEKS TO OBTAIN SUCH REGULATORY APPROVALS. IN ADDITION, IN VIEW OF THE NEED FOR LEGISLATION RELATING TO THE AMENDMENT OR REPEAL OF THE SATELLITE ACT AND FOR ADDITIONAL REGULATORY APPROVALS AS CONDITIONS TO THE CONSUMMATION OF THE MERGER, THERE MAY BE A FURTHER SIGNIFICANT PERIOD OF TIME BETWEEN THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE CONSUMMATION OF THE MERGER. THERE CAN BE NO ASSURANCE THAT ANY SUCH REGULATORY APPROVALS WILL BE OBTAINED OR ANY SUCH LEGISLATION WILL BE ENACTED, AND IF OBTAINED AND ENACTED, THERE CAN BE NO ASSURANCE AS TO THE DATE SUCH APPROVALS AND ENACTMENTS WILL OCCUR.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering shareholders. Under no circumstances will interest on the Offer Price for Shares be paid by the Purchaser by reason of any delay in making such payment.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing tendered Shares (the "Share Certificates") o timely confirmation of a book-entry transfer of such Shares (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

     Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 24, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in Section 3 of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding.

     The Purchaser reserves the right, at any time or from time to time in accordance with the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has agreed to provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manger as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                                       or
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                            New York, New York 10167
                           (877) 762-5237 (Toll Free)

September 25, 1998